Exhibit 99.1
Digi International Reports First Fiscal Quarter 2009 Results
(Minneapolis, MN, January 22, 2009) — Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $41.4 million for the first fiscal quarter of 2009, compared with $44.6 million for the first fiscal quarter of 2008, a decrease of $3.2 million, or 7.2%.
Below is a table setting forth certain GAAP and Non-GAAP results:
Reported Results

(in thousands, except per share amounts)	Q1 2009	Q1 2008
Net Sales	$41,361	$44,574
Net Income	$1,016	$3,670
Net Income per Diluted Share	$0.04	$0.14
Non-GAAP Results

(in thousands, except per share amounts)	Q1 2009		Q1 2008
Net Income	$646	(1)	$3,670
Net Income per Diluted Share	$0.03	(1)	$0.14

(1)	Non-GAAP net income and net income per diluted share for the first fiscal quarter of 2009 excludes a tax benefit of $370 due to the extension in the quarter of the income tax credit for increased research and development for the last three quarters of fiscal 2008.
A table with more detailed reconciliations between net income and net income per diluted share to non-GAAP net income and net income per diluted share is provided later in this earnings release.
“The Digi team continues to execute steadfastly on its strategy in a tough environment,” said Joseph Dunsmore, Digi’s CEO. “Digi is positioned with its balance sheet, strong operating margins, and market and product positioning, to gain share and emerge in a strengthened position, despite rapidly changing economic conditions.”
Revenue from embedded products in the first fiscal quarter of 2009 was $18.0 million compared to $20.7 million in the first fiscal quarter of 2008, a decrease of $2.7 million, or 13.0%. Revenue from non-embedded products was $23.4 million in the first fiscal quarter of 2009 compared to $23.9 million in the first fiscal quarter of 2008, a decrease of $0.5 million, or 2.2%. Revenue from embedded products includes $1.0 million of Spectrum revenue in the first fiscal quarter of 2009. Revenue from non-embedded products includes

Digi International Reports First Fiscal Quarter 2009 Results
Sarian-branded revenue of $3.1 million for the first fiscal quarter of 2009. Spectrum Design Solutions, Inc. and Sarian Systems, Inc. were acquired in April 2008 and July 2008, respectively. The weakening of the Euro and UK pound sterling had an unfavorable impact on revenue of $1.4 million in the first fiscal quarter of 2009 compared to the first fiscal quarter of 2008.
Revenue by geographic region is shown below:

Revenue by Geographic Region				Q1 09 v. Q1 08	Q1 09 v. Q1 08
(in millions)	Q1 2009		Q1 2008	Favorable (Unfavorable)	Favorable (Unfavorable)

EMEA (Europe, Middle East and Africa)	$13.3	(1)	$11.1	$2.2	19.6%
Latin America	1.1		0.8	0.3	35.7%
North America	23.2	(2)	28.2	(5.0)	-17.7%
Asia Pacific	3.8		4.5	(0.7)	-15.4%

Total revenue	$41.4		$44.6	$(3.2)	-7.2%

(1)	Includes Sarian revenue of $3.1 million.

(2)	Includes Spectrum revenue of $1.0 million.
Gross profit was $21.2 million in the first fiscal quarter of 2009 compared to $23.9 million in the same period in the prior year. The gross margin was 51.4% in the first fiscal quarter of 2009 compared to 53.6% in the first fiscal quarter of 2008. The gross margin was lower in the first fiscal quarter of 2009 than in the comparable period a year ago due to unfavorable product mix within primarily the non-embedded products, including sales of Sarian non-embedded products which provide lower gross profit margins.
Total operating expenses in the first fiscal quarter of 2009 were $20.5 million, or 49.5% of revenue, compared to $19.3 million, or 43.3% of revenue, in the first fiscal quarter of 2008. The increase in operating expenses in the first fiscal quarter of 2009 compared to the same quarter in the prior year is primarily due to incremental ongoing operating expenses for Sarian and Spectrum.
Total other income, net decreased by $0.8 million in the first fiscal quarter of 2009 compared to the same quarter in the prior year due to a decrease in interest income, net of $0.5 million and foreign currency transaction losses of $0.3 million.
Reported net income was $1.0 million in the first fiscal quarter of 2009, or $0.04 per diluted share, compared to $3.7 million, or $0.14 per diluted share, in the first fiscal quarter of 2008. As a result of the extension in fiscal 2009 of the research and development tax credit for two additional years beyond calendar 2007, a benefit for research and development credits earned during the last three quarters of fiscal 2008 was recorded in the first quarter of fiscal 2009, resulting in an additional tax benefit of $0.4 million, or $0.01 per diluted share. Non-GAAP net income and net income per diluted share for the first fiscal quarter of 2009 were $0.6 million, or $0.03 per diluted share, as detailed later in this earnings release.

Digi International Reports First Fiscal Quarter 2009 Results
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $70.2 million at December 31, 2008, a decrease of $3.4 million from September 30, 2008. The decrease in the cash and cash equivalents and marketable securities balance at December 31, 2008 compared to the prior quarter is a result of payments for estimated income taxes, incentive compensation payments related to prior year company performance, and unfavorable changes in working capital. Please refer to the Condensed Consolidated Statements of Cash Flows which is included in this earnings release for additional cash flow details. At December 31, 2008, Digi’s current ratio was 6.7 to 1 compared to 6.4 to 1 at September 30, 2008.
First Fiscal Quarter 2009 Business Highlights:
•	In spite of the challenging economy, Digi’s wireless revenue grew over 40% from the first fiscal quarter of 2008. With wireless revenue now reaching 32.5% of revenue, Digi’s wireless initiatives continue to build momentum.
Digi’s Wireless Drop-In Networking
•	With the Rabbit brand, Digi launched two new product lines. The ultra-compact Rabbit MiniCore modules are smaller than a packet of sugar and provide low-cost, easy to use, wired or wireless building blocks for embedded devices. For the fastest time to market for a wireless embedded device, Rabbit launched a new family of wireless single board computers (SBCs). Embedded developers start with a virtually complete piece of hardware and only have to add software and an enclosure to create a product with Rabbit SBCs.

•	Digi increased its access to European M2M markets with the release of 868 MHz Wireless Modules and Device Adapters in the XBee product family. These long range (up to 40km line of sight) products operate in the 868 MHz frequency range that is popular in Europe.

•	Leveraging the recent Sarian acquisition, Digi launched a new line of advanced enterprise class cellular routers. These devices are ideal for remote transportation, lottery, financial, retail and enterprise backup applications.

•	Digi released the industry’s first 802.11a/b/g secure embedded networking core module, the ConnectCore™ Wi-9P 9215. This module is ideal for devices that are located in environments with a lot of wireless interference, like hospitals, manufacturing facilities, and airports.
Other Launches
•	Increasing its access to Linux markets, Digi launched the industry’s smallest Linux embedded device server. About the size of a pair of dice, the high-performance Digi Connect ME 9210 allows OEMs to easily add secure Ethernet connectivity using Linux in space-constrained devices.

Digi International Reports First Fiscal Quarter 2009 Results
Reconciliation Table:
Reconciliation of GAAP Net Income and Net Income per Diluted Share
to Non-GAAP Net Income and Net Income per Diluted Share

	Three months ended December 31,
(In thousands, except per share amounts)	2008		2007

Net income and net income per common share, diluted, as reported	$1,016	$0.04	$3,670	$0.14

Discrete tax benefit of extended research and development tax credit for the last three quarters of fiscal 2008	(370)	(0.01)	—	—

Net income and net income per diluted share, adjusted for benefit from extended research and development credit for the last three quarters of fiscal 2008	$646	$0.03	$3,670	$0.14

Fiscal 2009 Guidance
Digi expects revenue for the second fiscal quarter of 2009 in a range of $40 million to $46 million, and earnings per diluted share in a range of $0.01 to $0.07. As previously announced in its pre-release on January 5, 2009, Digi projects annual revenue in a range of $170 million to $200 million. Digi projects GAAP earnings per diluted share to be in a range of $0.19 to $0.47.
First Fiscal Quarter 2009 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, January 22, 2009 after market close at 5:00 p.m. EST (4:00 p.m. CST), to join the call by dialing (866) 700-6293 and entering passcode 92000866. International participants may access the call by dialing (617) 213-8835 and entering passcode 92000866. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 38683029 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International, based in Minneapolis, is the leader in device networking for business. Digi develops reliable products and technologies that enable companies to connect and securely manage local or remote electronic devices over the network or via the web.

Digi International Reports First Fiscal Quarter 2009 Results
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, continued or increasing weakness in North America and in other regions due to changes in economic conditions, the current uncertainty in global economic conditions which could negatively affect product demand, the recent financial crises affecting the banking system and financial markets which could negatively impact the financial solvency of the Company’s customers and suppliers, the extreme volatility in fixed income, credit and equity markets which could result in actual amounts realized on the Company’s debt securities or other investments that differ significantly from current market values, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2008 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This release includes non-GAAP net income and net income per diluted share data.
Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the Company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Digi’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Digi’s results of operations in conjunction with the corresponding GAAP measures.
Digi believes that providing net income and earnings per diluted share exclusive of the impact of discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends

Digi International Reports First Fiscal Quarter 2009 Results
and to gain an understanding of the comparative operating performance of the Company. In addition, shareholders in the Company have expressed an interest in seeing financial performance measures exclusive of the impact of decisions relating to taxes, which while important, are not central to the core operations of Digi’s business.
Investor Contacts:
S. (Kris) Krishnan
Digi International
952-912-3125
Email: S. (Kris) Krishnan
Erika Moran
The Investor Relations Group
212-825-3210
Email: The Investor Relations Group
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2009 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2008	2007
Net sales	$41,361	$44,574
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	19,069	19,543
Amortization of purchased and core technology	1,044	1,136

Gross profit	21,248	23,895

Operating expenses:
Sales and marketing	9,625	8,686
Research and development	6,974	6,589
General and administrative	3,193	3,372
Intangibles amortization	690	669

Total operating expenses	20,482	19,316

Operating income	766	4,579
Other income (expense):
Interest income, net	495	1,040
Other income (expense)	(236)	19

Total other income, net	259	1,059

Income before income taxes	1,025	5,638
Income tax provision	9	1,968

Net income	$1,016	$3,670

Net income per common share, basic	$0.04	$0.14

Net income per common share, diluted	$0.04	$0.14

Weighted average common shares, basic	25,381	25,619

Weighted average common shares, diluted	25,679	26,593

Digi International Reports First Fiscal Quarter 2009 Results
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2008	September 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$22,632	$14,176
Marketable securities	46,493	59,337
Accounts receivable, net	19,824	24,310
Inventories	35,157	30,240
Deferred tax assets	2,102	2,100
Income taxes receivable	1,395	—
Other	3,337	3,006

Total current assets	130,940	133,169

Marketable securities	1,119	179
Property, equipment and improvements, net	16,334	16,255
Identifiable intangible assets, net	30,079	34,032
Goodwill	83,598	86,578
Deferred tax assets	549	553
Other	613	650

Total assets	$263,232	$271,416

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$267	$267
Accounts payable	11,302	10,343
Accrued compensation	4,045	5,981
Accrued warranty	1,230	1,214
Other accrued expenses	2,729	2,946
Income taxes payable	—	182

Total current liabilities	19,573	20,933

Capital lease obligations, net of current portion	9	78
Net deferred tax liabilities	6,130	7,582
Income taxes payable — long-term	4,625	4,358
Deferred payment on acquisition	5,625	5,575
Other noncurrent liabilities	942	956

Total liabilities	36,904	39,482

Total stockholders’ equity	226,328	231,934

Total liabilities and stockholders’ equity	$263,232	$271,416

Digi International Reports First Fiscal Quarter 2009 Results
Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2008	2007
Operating activities:
Net income	$1,016	$3,670
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	590	601
Amortization of identifiable intangible assets and other assets	1,854	1,896
Excess tax benefits from stock-based compensation	(2)	(129)
Stock-based compensation	968	872
Deferred income taxes	(836)	(1,095)
Other	112	162
Changes in operating assets and liabilities:
Accounts receivable	3,800	667
Inventories	(5,360)	(620)
Other assets	(317)	304
Accounts payable and accrued expenses	(778)	(4,149)
Income taxes payable, net	(820)	1,838

Net cash provided by operating activities	227	4,017

Investing activities:
Purchase of marketable securities	(4,173)	(23,836)
Proceeds from maturities of marketable securities	16,064	19,918
Contingent purchase price payments related to business acquisitions	—	(1,315)
Purchase of property, equipment, improvements and certain other intangible assets	(843)	(1,176)

Net cash provided by (used in) investing activities	11,048	(6,409)

Financing activities:
Payments on capital lease obligations	(69)	(102)
Excess tax benefits from stock-based compensation	2	129
Proceeds from stock option plan transactions	55	1,224
Proceeds from employee stock purchase plan transactions	309	348

Net cash provided by financing activities	297	1,599

Effect of exchange rate changes on cash and cash equivalents	(3,116)	196

Net increase (decrease) in cash and cash equivalents	8,456	(597)
Cash and cash equivalents, beginning of period	14,176	18,375

Cash and cash equivalents, end of period	$22,632	$17,778